EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ABM Industries Incorporated

We consent to the incorporation by reference in the registration statement on Form S-8 relating to the 2004 Employee Stock Purchase Plan of ABM Industries Incorporated of our report dated January 5, 2004 with respect to the consolidated balance sheets of ABM Industries Incorporated and subsidiaries as of October 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 31, 2003, and the related financial statement schedule, which report appears in the October 31, 2003 annual report on Form 10-K of ABM Industries Incorporated dated January 5, 2004, and to the reference to our firm under the heading “Incorporation of Certain Documents by Reference” in the registration statement.

                         /s/ KPMG LLP

San Francisco, California
June 14, 2004